Exhibit 4.74

Dated   11  November 2014
BOX SHIPS INC.
as Borrower

and

CREDIT SUISSE AG
as Lender

LOAN AGREEMENT

relating to a secured term loan facility of US$31,650,000

	Index

Clause		Page

1	Interpretation	1
2	Facility	16
3	Drawdown	16
4	Interest	17
5	Interest Periods	19
6	Default Interest	19
7	Repayment and Prepayment	20
8	Conditions Precedent	23
9	Representations and Warranties	24
10	General Undertakings	26
11	Corporate Undertakings	31
12	Insurance	33
13	Ship Covenants	38
14	Security Cover	43
15	Payments and Calculations	44
16	Application of Receipts	45
17	Application of Earnings	46
18	Events of Default	48
19	Fees and Expenses	52
20	Indemnities	53
21	No Set-Off or Tax Deduction	55
22	Illegality Etc.	57
23	Increased Costs	58
24	Set Off	59
25	Transfers and Changes in Lending Office	60
26	Variations and Waivers	61
27	Notices	62
28	Supplemental	64
29	Law and Jurisdiction	64
Schedule 1 Drawdown Notice		66
Schedule 2 Condition Precedent Documents		67
Schedule 3 Form of Compliance Certificate		69
Execution Page		70

THIS LOAN AGREEMENT is made on          November 2014

BETWEEN:

(1)
BOX SHIPS INC. being a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company House, Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands as Borrower.

(2)	CREDIT SUISSE AG acting through its office at St. Alban-Graben 1-3, Basel CH-4002, Switzerland as Lender.
BACKGROUND
The Lender has agreed to make available to the Borrower, in three Tranches, a secured term loan facility of up to US$31,650,000 in the amounts and for the purpose referred to below:

(i)	each of Tranche A and Tranche B, shall be in an amount of up to US$13,135,000; and
(ii)	Tranche C, shall be in an amount equal to the lesser of (i) US$5,380,000 and (ii) 50 per cent. of the Initial Market Value of Ship C, for the purpose of re-financing in full the Existing Indebtedness secured on the Existing Ships.

IT IS AGREED as follows:

1	INTERPRETATION
1.1	Definitions
Subject to Clause 1.5, in this Agreement:

"Accounts Pledge" means a deed creating security in respect of the Earnings Accounts and the Retention Account and, in the plural, means all of them;

"Agreed Form" means, in relation to any document, that document in the form approved in writing by the Lender or as otherwise approved in accordance with any other approved procedure specified in any relevant provision of any Finance Document;

"Alaqua" means Alaqua Marine Limited, a corporation incorporated and existing under the laws of the Republic of Liberia and having its registered office at 80 Broad Street, Monrovia, Liberia;

"Applicable Accounts" means, as at the date of calculation or, as the case may be, in respect of an accounting period, the annual audited consolidated accounts and financial statements of the Borrower or the 6-monthly unaudited accounts and financial statements of the Borrower, in each case, which the Borrower is obliged to deliver to the Lender pursuant to Clause 10.6;

"Approved Broker"  means each of Arrow Valuations, Ltd., Braemar Seascope Limited, H. Clarkson & Co. Ltd., Howe Robinson & Co. Ltd. and R.S. Platou Shipbrokers AS, or any other reputable sale and purchase broker, experienced in the container trade, approved or appointed by the Lender;

"Approved Flag"  means, in respect of each Ship, Liberian, Marshall Islands, or such flag as the Lender may, in its sole and absolute discretion, at the request of the Borrower, approve as the flag on which a Ship shall be registered;

"Approved Flag State"  means, in respect of each Ship, Liberia, the Marshall Islands, or any other country in which the Lender may, in its sole and absolute discretion, at the request of the Borrower, approve that a Ship be registered;

"Approved Manager"  means, in respect of each Ship, Allseas Marine S.A., a corporation organised and existing under the laws of the Republic of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia and maintaining a ship management office at 15, Karamanli Street, 166 73 Voula, Greece or any other company which the Lender may, at the request of the Borrower, approve from time to time as the technical and/or commercial manager of a Ship such approval not to be unreasonably withheld;

"Approved Manager's Undertaking"  means, in relation to each Ship, a letter of undertaking executed or to be executed by the Approved Manager in favour of the Lender, agreeing certain matters in relation to the Approved Manager serving as the manager of that Ship and subordinating the rights of the Approved Manager against such Ship and the relevant Owner to the rights of the Lender under the Finance Documents, in such form as the Borrower and the Lender may agree and, in the plural, means all of them;

"Availability Period" means the period commencing on the date of this Agreement and ending on:
(a)	15 November 2014 or such other later date as the Lender may agree in its sole discretion; or
(b)	if earlier, the date on which the Loan is fully borrowed, cancelled or terminated;
"Balloon Instalment" has the meaning given in Clause 7.1(c)(ii);

"Basel III" means, together:

(a)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III";
"Bodouroglou Family" means, together, each of the following:
(a)	Mr. Michael Bodouroglou;
(b)	all the lineal descendants in direct line of Mr. Michael Bodouroglou;
(c)	a husband or wife, or former husband or wife, or widower or widow of any of the above persons;
(d)	the estates, trusts or legal representatives of any of the above persons (whether controlled by any of them or being the beneficiaries of any of them); and

(e)
each company (other than a member of the Borrower's Group) legally or beneficially owned or (as the case may be) controlled by one or more of the persons or entities which would fall within paragraphs (a) to (e) of this definition, and each one of the above shall be referred to as "a member of the Bodouroglou Family";

"Borrower"  means Box Ships Inc., a corporation incorporated and existing under the laws of the Marshall Islands and having its registered office at Trust Company House, Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands;

"Business Day" means a day on which banks are open in London, Athens, Basel and in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

"Charterparty" means any charterparty or other contract of employment in respect of a Ship for a term of more than 12 months (including any optional renewals) entered or to be entered into by the Owner owning that Ship and, in the plural, means all of them;

"Charterparty Assignment"  means, in relation to a Ship, a deed of assignment of the rights of the relevant Owner in respect of a Charterparty relating thereto, in such form as the Lender may approve or require and, in the plural, means all of them;

"Code" means the US Internal Revenue Code of 1986;
"Commitment" means an amount of up to $31,650,000 as that amount may be reduced, cancelled or terminated in accordance with this Agreement;

"Confirmation", in relation to any continuing Transaction, has the meaning given in the Master Agreement and includes any Confirmation in relation to a Transferred Transaction placed under the Master Agreement pursuant to paragraph (p) of part 5 of the schedule to the Master Agreement;

"Contractual Currency" has the meaning given in Clause 20.5;
"Defaulting Party " has the meaning given to it in the Master Agreement;
"Dollars" and "$" means the lawful currency for the time being of the United States of America;
"Drawdown Date" means, in relation to a Tranche, the date requested by the Borrower for a Tranche to be made, or (as the context requires) the date on which the Tranche is actually made;
"Drawdown Notice" means a notice in the form set out in Schedule 1 (or in any other form which the Lender approves or reasonably requires);
"Early Termination Date", in relation to any continuing Transaction, has the meaning given in the Master Agreement;

"Earnings"  means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Owner owning that Ship or the Lender and which arise out of the use or operation of that Ship, including (but not limited to):

(a)
all freight, hire and passage moneys, compensation payable to the Owner owning that Ship or the Lender in the event of requisition of that Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship;

(b)	all moneys which are at any time payable under the Insurances in respect of loss of earnings;
(c)
if and whenever a Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship; and

(d)	contributions of any nature whatsoever in respect of general average;

"Earnings Account"  means, in relation to a Ship, an account in the name of the Owner of that Ship with the Lender in Basel designated "[name of Owner] – Earnings Account", or any other account (with that or another office of the Lender or with a bank or financial institution other than the Lender) which is designated by the Lender as the Earnings Account in relation to a Ship for the purposes of this Agreement and in the plural means any or all of them;

"Environmental Claim" means:
(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or
(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and "claim" means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

"Environmental Incident" means, in relation to each Ship:
(a)	any release of Environmentally Sensitive Material from that Ship; or
(b)
any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship as a result of a collision between a Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is liable to be arrested, attached, detained or injuncted and/or either that Ship and/or an Owner and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which a Ship is liable to be arrested and/or where any Owner and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

"Environmental Law"  means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

"Environmentally Sensitive Material"  means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

"Event of Default" means any of the events or circumstances described in Clause 18.1;

"Existing Alaqua Master Agreement" means the master agreement (on the 2002 ISDA Master Agreement form and including the schedule thereto) dated 18 July 2011 (as amended and supplemented from time to time) and made between the Borrower and the Lender;

"Existing Indebtedness" means, at any date, the outstanding Financial Indebtedness secured on:
(a)	Ship A, under a loan agreement dated 12 July 2011 and made between (i) Box Ships Inc. as borrower and (ii) Credit Suisse AG as lender in respect of a loan facility of up to $22,000,000; and
(b)	Ship B, under a loan agreement dated 18 July 2011 and made between (i) Box Ships Inc. as borrower and (ii) Credit Suisse AG as lender in respect of a loan facility of up to $22,000,000, as each such loan agreement may have been further amended, supplemented, novated and/or restated from time to time;

"Existing Indebtedness Grace Period" means, in  respect of each Existing Indebtedness, the period commencing on the date of this Agreement and ending on the Drawdown Date of the Tranche which will refinance that Existing Indebtedness;

"Existing Ship" means each of Ship A and Ship B and, in the plural, means both of them;
"FATCA" means:
(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA;

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction;
"FATCA FFI" means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if the Lender is not a FATCA Exempt Party, could be required to make a FATCA Deduction;
"Final Maturity Date" means 30 May 2017;
"Finance Documents" means:
(a)	this Agreement;
(b)	the Guarantees;
(c)	the Master Agreement Assignment;

(d)	the General Assignments;
(e)	the Mortgages;
(f)	any Deed of Covenants;
(g)	the Accounts Pledges;
(h)	any Charterparty Assignments;
(i)	the Approved Manager's Undertakings; and
(j)
any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower, an Owner or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lender under this Agreement or any of the other documents referred to in this definition;

"Financial Indebtedness" means, in relation to a person (the "debtor"), a liability of the debtor:
(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;
(b)	under any loan stock, bond, note or other security issued by the debtor;
(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;
(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;
(e)
under any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)
under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person;

"Financial Year" means, in relation to the Borrower's Group and each Owner, each period of 1 year commencing on 1 January in respect of which its consolidated accounts are or ought to be prepared;
"Fleet Vessels" means all of the vessels (including, but not limited to, the Ships) from time to time wholly owned by members of the Group (each a "Fleet Vessel");
"GAAP" means generally accepted accounting principles as from time to time in effect in the United States of America;

"General Assignment"  means, in relation to a Ship, a general assignment of the Earnings, the Insurances and any Requisition Compensation of that Ship, in such form as may be agreed between the Owner owing that Ship and the Lender and, in the plural means any or all of them;

"Group"  means the Borrower and each of its subsidiaries (including, but not limited to, the Owners) from time to time during the Security Period  and "member of the Group" shall be construed accordingly;

"Guarantee"  means, in relation to each Owner, a guarantee to be given by that Owner in favour of the Lender, irrevocably and unconditionally guaranteeing the obligations of the Borrower under this Agreement, the Master Agreement and the other Finance Documents, in such form as may be agreed between the Owner owing that Ship and the Lender and, in the plural, means all of them;

"IACS" means the International Association of Classification Societies or any successor organisation;
"Insurances" means, in relation to a Ship:

(a)
all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, which are effected in respect of that Ship, its Earnings or otherwise in relation to that Ship; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;
"Interest Period" means a period determined in accordance with Clause 5;

"ISM Code"  means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation as the same may be amended or supplemented from time to time (and the terms "safety management system", "Safety Management Certificate" and "Document of Compliance" have the same meanings as are given to them in the ISM Code);

"ISPS Code" means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time;
"ISSC" means a valid and current International Ship Security Certificate issued under the ISPS Code;

"Lawry" means Lawry Shipping Ltd, a corporation incorporated and existing under the laws of the Republic of Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

"Lender"  means Credit Suisse AG, acting through its office at St. Alban-Graben 1-3, Basel CH-4002, Switzerland (or through another branch notified to the Borrower under Clause 25.6) or its successors or assigns;

"Leverage Ratio" means, at any relevant time, the ratio of:
(a)	the Total Debt (including, without limitation, all amounts outstanding from time to time under this Agreement and the other Finance Documents and the Swap Exposure under the Master Agreement); to
(b)	the Market Value Adjusted Total Assets (including, without limitation, the Ships);
"LIBOR" means, for an Interest Period:
(a)
the London interbank offered rate administered by ICE Benchmark Administration Limited (or if ICE Benchmark Administration Limited ceases to act in the role of administering and publishing LIBOR rates, the equivalent rate published by a subsequently appointed administrator for LIBOR) for Dollars for the relevant period displayed on page LIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters.  If such page or service ceases to be available, the Lender may specify another page or service displaying the relevant rate after consultation with the Borrower; or

(b)
if no rate is quoted, the rate per annum determined by the Lender to be the rate at which deposits in Dollars are offered to the Lender by leading banks in the London Interbank Market at the Lender's request at or about 11.00 am (London time) on the Quotation Date for that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it; or

(c)	if such rate is below zero, LIBOR shall be deemed to zero;
"Liquid Assets" means, at any relevant time hereunder, the aggregate of:
(a)
cash in hand or held with banks or other financial institutions of the Borrower and/or any other member of the Group (other than restricted cash but including any cash required to be maintained by the Borrower or any other member of the Group to comply with any minimum liquidity covenants and undertakings under any loan or other credit facility agreement creating Financial Indebtedness entered into by the Borrower and/or any other member of the Group with any bank or financial institution) in Dollars or another currency freely convertible into Dollars;

(b)
the market value of transferable certificates of deposit in a freely convertible currency acceptable to the Lender (being for the purposes of this Agreement, Dollars, Japanese Yen, Swiss Francs, Euros or Sterling) issued by a prime international bank; and

(c)
the market value of equity securities (if and to the extent that the Lender is satisfied that such equity securities are readily saleable for cash and that there is a ready market therefor) and investment grade debt securities which are publicly traded on a major stock exchange or investment market (valued at market value as at any applicable date of determination);

in each case owned by the Borrower or any other member of the Group where:

(i)	the market value of any asset specified in paragraph (b) and (c) shall be the bid price quoted for it on the relevant calculation date by the Lender; and
(ii)
the amount or value of any asset denominated in a currency other than Dollars shall be converted into Dollars using the Lender's spot rate for the purchase of Dollars with  that currency on the relevant calculation date;

"Loan" means the principal amount for the time being outstanding under this Agreement;

"Major Casualty"  means, in relation to a Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $700,000 or the equivalent in any other currency;

"Mandatory Cost" means the percentage rate, which represents the cost to the Lender, relative to the Loan, of compliance with any regulation (as defined in Clause 1.2);
"Margin" means 3 per cent. per annum;
"Market Value" means, in respect of a Ship and each other Fleet Vessel, the market value thereof determined from time to time in accordance with Clause 14.3;

"Market Value Adjusted Total Assets" means, at any time, Total Assets adjusted to reflect the difference between the book values of all Fleet Vessels and the aggregate Market Value of all Fleet Vessels and lease transactions relating to any Fleet Vessels;

"Master Agreement"  means the master agreement (in the form of the 2002 version, as amended and supplemented by the schedules and annexes thereto) made or to be made between the Borrower and the Lender, including all Transactions from time to time entered into and/or placed, and Confirmations from time to time exchanged and/or placed, thereunder;

"Master Agreement Assignment" means the assignment of the Master Agreement executed or to be executed by the Borrower, in the Agreed Form;
"Minimum Liquidity" has the meaning given in Clause 11.9;

"Mortgage"  means, in relation to a Ship, a first preferred or, as the case may be, priority ship mortgage on that Ship (and, if required pursuant to the laws of the applicable Approved Flag State, a deed of covenant collateral thereto), in the Agreed Form and, in the plural, means all of them;

"Negotiation Period" has the meaning given in Clause 4.6;
"Non-US Letter" means the Non-US Person Transactions Representation Letter;
"Obligor" means the Borrower or a Security Party;
"Owners" means, together, Tacita, Alaqua and Lawry and, in the singular, means any of them;
"Party" means a party to this Agreement;
"Payment Currency" has the meaning given in Clause 20.5;
"Permitted Security Interests" means:
(a)	Security Interests created by the Finance Documents;
(b)	for the duration of the Existing Indebtedness Grace Period only, Security Interests created in respect of the relevant Existing Indebtedness;
(c)	liens for unpaid crew's wages in accordance with usual maritime practice;
(d)	liens for salvage;
(e)	liens arising by operation of law for not more than 2 months' prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;
(f)
liens for master's disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the trading, chartering, operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Owner owning that Ship in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 13.13(g);

(g)
any Security Interest created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses where the Borrower or an Owner is prosecuting or defending such action in good faith by appropriate steps; and

(h)
Security Interests arising by operation of law in respect of taxes which are not overdue for payment other than taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

"Pertinent Document" means:
(a)	any Finance Document;
(b)	any policy or contract of insurance contemplated by or referred to in Clause 12 of any other provision of this Agreement or another Finance Document;
(c)	any other document contemplated by or referred to in any Finance Document; and
(d)
any document which has been or is at any time sent by or to the Lender in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

"Pertinent Jurisdiction", in relation to a company, means:
(a)	England and Wales;
(b)	the country under the laws of which the company is incorporated or formed;
(c)	a country in which the company has the centre of its main interests or in which the company's central management and control is or has recently been exercised;
(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;
(e)
a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)
a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as main or territorial or ancillary proceedings, or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

"Pertinent Matter" means:
(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or
(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a), and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

"Potential Event of Default"  means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Lender and/or the satisfaction of any other condition, would constitute an Event of Default;

"Quotation Date" means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;

"Relevant Person" has the meaning given in Clause 18.7;
"Repayment Date" means a date on which a repayment is required to be made under Clause 7;
"Requisition Compensation"  includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of "Total Loss";

"Retention Account"  means an account in the name of the Borrower with the Lender in Basel or any other account (with that or another office of the Lender or with a bank or financial institution other than the Lender) which is designated by the Lender as the Retention Account for the purposes of this Agreement;

"Secured Liabilities"  means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or the Master Agreement or any final and non-appealable judgment relating to any Finance Document or the Master Agreement; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

"Security Cover Ratio"  means, at any time, the percentage which the aggregate of the amounts referred to in paragraphs (a) and (b) of Clause 14.1 represent of the aggregate of the Loan and the Swap Exposure;

"Security Interest" means:
(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;
(b)	the security rights of a plaintiff under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken; and
(c)
any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

"Security Party"  means the Owners and any other person (except the Lender and the Approved Manager) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the final paragraph of the definition of "Finance Documents";

"Security Period" means the period commencing on the date of this Agreement and ending on the date on which the Lender notifies the Borrower and the Security Parties that:
(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid;
(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither the Borrower nor any Security Party has any future or contingent liability under Clause 19, 20 or 21 below or any other provision of this Agreement or another Finance Document; and
(d)
the Lender does not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

"Ship A" means the 2007-built container vessel of approximately 5,095 TEU currently named "CMA CGM KINGFISH" and registered in the name of Tacita under Liberian flag;
"Ship B" means the 2007-built container vessel of approximately 5,095 TEU currently named "CMA CGM MARLIN" and registered in the name of Alaqua under Liberian flag;
"Ship C" means the 2004-built container vessel of approximately 5,060 TEU currently named "MSC EMMA" and registered in the name of the Lawry under Marshall Islands flag;
"Ships" means, together, Ship A, Ship B and Ship C and, in the singular, means any of them;

"Swap Exposure"  means, as at any relevant date the amount certified by the Lender to be the aggregate net amount in Dollars which would be payable by the Borrower to the Lender under (and calculated in accordance with) section 6(e)(i) (Payments on Early Termination) of the Master Agreement if an Early Termination Date had occurred, the Borrower being the Defaulting Party, on the relevant date in relation to all continuing Transactions entered into between the Borrower and the Lender;

"Tacita" means Tacita Oceanway Carrier Co., a corporation incorporated and existing under the laws of the Republic of Liberia and having its registered office at 80 Broad Street, Monrovia, Liberia;

"Total Assets" means, as at the relevant date, the aggregate value of all current assets, fixed assets, and other assets and restricted cash of the Group (valued in accordance with GAAP), but excluding any assets held on trust;

"Total Debt" means, as at the date of calculation, the aggregate Financial Indebtedness of the Group;
"Total Loss" means, in relation to a Ship:
(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;
(b)
any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension);

(c)	any condemnation of that Ship by any tribunal or by any person or person claiming to be a tribunal; and
(d)	any arrest, capture, seizure or detention of that Ship (including any hijacking or theft) unless it is within 30 days redelivered to the full control of the Owner owning that Ship;

"Total Loss Date" means, in relation to a Ship:
(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;
(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earliest of:
(i)	the date on which a notice of abandonment is given to the insurers; and
(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Owner owning the Ship, with that Ship's insurers in which the insurers agree to treat that Ship as a total loss; and
(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it reasonably appears to the Lender that the event constituting the total loss occurred;
"Tranche" means each of Tranche A, Tranche B and Tranche C and, in the plural means all of them;
"Tranche A" means an amount of up to $13,135,000 to be made available by the Lender to the Borrower pursuant to the terms of this Agreement for the purpose of re-financing part of the Existing Indebtedness secured on Ship A less, at any relevant time, the Tranche C Application or, as the context may require, the aggregate principal amount thereof outstanding at the relevant time under this Agreement;

"Tranche B" means an amount of up to $13,135,000 to be made available by the Lender to the Borrower pursuant to the terms of this Agreement for the purpose of re-financing part of the Existing Indebtedness secured on Ship B less, at any relevant time, the Tranche C Application or, as the context may require, the aggregate principal amount thereof outstanding at the relevant time under this Agreement;

"Tranche C" means an amount of up to the lesser of (i) $5,380,000 and (ii) 50 per cent. of the Initial Market Value of Ship C, to be made available by the Lender to the Borrower pursuant to the terms of this Agreement for the purpose of re-financing part of the Existing Indebtedness secured on the Existing Ships or, as the context may require, the aggregate principal amount thereof outstanding at the relevant time under this Agreement;

"Tranche C Application" means the amount of Tranche C on its Drawdown Date (after the same has been made available to the Borrower) divided by 2;

"Transaction" means each of the Transferred Transactions and any other Transaction as defined in the Master Agreement and, in the plural, means all of them;

"Transferred Transaction" means each of the interest rate swap transactions No. 21086, 21933, 20478 and 21860, respectively, entered into between the Borrower and the Lender under the Existing Alaqua Master Agreement, as placed under the Master Agreement pursuant to paragraph (p)  of part 5 of the schedule to the Master Agreement and, in the plural, means all of them;

"US" means the United States of America;
"US Tax Obligor" means:
(a)	the Borrower if it is resident for tax purposes in the US; or

(b)	an Obligor, some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.
1.2	Construction of certain terms
In this Agreement:

"administration notice"  means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

"approved" means, for the purposes of Clause 13, approved in writing by the Lender;
"asset" includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

"company" includes any partnership, joint venture and unincorporated association;

"consent" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

"contingent liability" means a liability which is not certain to arise and/or the amount of which remains unascertained;
"document" includes a deed; also a letter or fax;

"excess risks"  means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which that Ship is assessed for the purpose of such claims;

"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;
"law" includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

"legal or administrative action" means any legal proceeding or arbitration and any administrative or regulatory action or investigation;
"liability" includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

"months"  shall be construed in accordance with Clause 1.3;

"obligatory insurances"  means, in relation to a Ship, all insurances effected, or which the Owner owning that Ship is obliged to effect, under Clause 12 below or any other provision of this Agreement or another Finance Document;

"parent company" has the meaning given in Clause 1.4;
"person"  includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

"policy", in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

"protection and indemnity risks" means the usual risks covered by a protection and indemnity association, which is a member of the international group of Protection and Indemnity Associations, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/11/95) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

"regulation" includes any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is reasonable in the ordinary course of business of the party concerned) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self‑regulatory or other authority or organisation;

"subsidiary" has the meaning given in Clause 1.4;
"successor" includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person's rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

"tax"  includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

"war risks" includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls) (1/11/95) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).

1.3	Meaning of "month"
A period of one or more "months" ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started ("the numerically corresponding day"), but:

(a)
on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)
on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and "month" and "monthly" shall be construed accordingly.

1.4	Meaning of "subsidiary"
A company (S) is a subsidiary of another company (P) if:

(a)
a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S, or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or
(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P, and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation.
(a)	In this Agreement:
(i)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;
(ii)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise; and
(iii)	words denoting the singular number shall include the plural and vice versa.
(b)	Clauses 1.1 to 1.4 and paragraph (a) of this Clause 1.5 apply unless the contrary intention appears.
1.6	Headings
In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2	FACILITY
2.1	Amount of facility
Subject to the other provisions of this Agreement, the Lender shall make available to the Borrower a term loan facility of up to $31,650,000 in three Tranches, Tranche A, Tranche B and Tranche C.

2.2	Purpose of Loan
The Borrower undertakes with the Lender to use each Tranche only for the purpose stated in the preamble of this Agreement.

3	DRAWDOWN
3.1	Request for a Tranche
Subject to the following conditions, the Borrower may request a Tranche to be made by ensuring that the Lender receives a completed Drawdown Notice not later than 11.00 a.m. (CET) 3 Business Days prior to the intended Drawdown Date.

3.2	Availability
The conditions referred to in Clause 3.1 are that:

(a)	the Drawdown Date of each Tranche has to be a Business Day during the Availability Period;
(b)	each Tranche shall not exceed an amount equal to the lesser of:

(i)	in the case of Tranche A:
(A)	$13,135,000; and
(B)	the total amount of the Existing Indebtedness secured on Ship A, less, at any relevant time, the Tranche C Application;
(ii)	in the case of Tranche B:
(A)	$13,135,000; and
(B)	the total amount of the Existing Indebtedness secured on Ship B, less, at any relevant time, the Tranche C Application;
(iii)	in the case of Tranche C:
(A)	$5,380,000; and
(B)	50 per cent. of the Initial Market Value of Ship C;
(c)	Tranche A and Tranche B shall be used in re-financing part of the Existing Indebtedness secured on the Existing Ships;
(d)	50 per cent. of Tranche C shall be used in re-financing part of the Existing Indebtedness secured on Ship A;
(e)	50 per cent. of Tranche C shall be used in re-financing part of the Existing Indebtedness secured on Ship B;
(f)	the drawdown of each Tranche shall occur on the same Business Day; and
(g)	the aggregate amount of the Tranches shall not exceed the Commitment.
3.3	Drawdown Notice irrevocable
A Drawdown Notice must be signed by a duly authorised signatory of the Borrower; and once served, the Drawdown Notice cannot be revoked without the prior consent of the Lender.

3.4	Disbursement of a Tranche
Subject to the provisions of this Agreement, the Lender shall on each Drawdown Date make available the relevant Tranche to the Borrower and payment to the Borrower shall be made to the account which the Borrower specifies in the relevant Drawdown Notice.

4	INTEREST
4.1	Payment of normal interest
Subject to the provisions of this Agreement, interest on each Tranche in respect of each Interest Period applicable to it shall be paid by the Borrower on the last day of that Interest Period.

4.2	Normal rate of interest
Subject to the provisions of this Agreement, the rate of interest on each Tranche in respect of an Interest Period applicable to it shall be the aggregate of (i) the Margin, (ii) the Mandatory Cost Rate and (iii) and LIBOR for that Interest Period.

4.3	Payment of accrued interest
In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

4.4	Notification of market disruption
The Lender shall promptly notify the Borrower if for any reason the Lender is unable to obtain Dollars in the London Interbank Market in order to fund a Tranche (or any part of it) during any Interest Period, stating the circumstances which have caused such notice to be given.

4.5	Suspension of drawdown
If the Lender's notice under Clause 4.4 is served before a Tranche is made, the Lender's obligation to make the Tranche shall be suspended while the circumstances referred to in the Lender's notice continue.

4.6	Negotiation of alternative rate of interest
If the Lender's notice under Clause 4.4 is served after a Tranche is made, the Borrower and the Lender shall use reasonable endeavours to agree, within 25 Business Days after the date on which the Lender serves its notice under Clause 4.4 (the "Negotiation Period"), an alternative interest rate or (as the case may be) an alternative basis for the Lender to fund or continue to fund the relevant Tranche during the Interest Period concerned.

4.7	Application of agreed alternative rate of interest
Any alternative interest rate or an alternative basis for funding which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

4.8	Alternative rate of interest in absence of agreement
If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Lender shall set an interest period and interest rate representing the cost of funding to the Lender in Dollars or in any available currency of the Loan plus the Margin and the Mandatory Cost (if any); and the procedure provided for by this Clause 4.8 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Lender.

4.9	Notice of prepayment
If the Borrower does not agree with an interest rate set by the Lender under Clause 4.8, the Borrower may give the Lender not less than 15 Business Days' notice of its intention to prepay the Loan at the end of the interest period set by the Lender.

4.10	Prepayment
A notice under Clause 4.9 shall be irrevocable; and on the last Business Day of the interest period set by the Lender, the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Cost (if any) and, if the prepayment or repayment is not made on the last day of the interest period set by the Lender, any sums payable under Clause 20.1(b).

4.11	Application of prepayment
The provisions of Clause 7 shall apply in relation to the prepayment.

5	INTEREST PERIODS
5.1	Commencement of Interest Periods
The first Interest Period applicable to a Tranche shall commence on the Drawdown Date in respect of that Tranche and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

5.2	Duration of normal Interest Periods
Subject to Clauses 5.3 and 5.4, each Interest Period in respect of each Tranche shall be:

(a)	3, 6 or 12 months as notified by the Borrower to the Lender not later than 11.00 a.m. (Basel time) 3 Business Days before the commencement of the Interest Period;
(b)	3 months, if the Borrower fails to notify the Lender by the time specified in paragraph (a) above; or
(c)	such other period as the Lender may agree with the Borrower.
5.3	Duration of Interest Periods for repayment instalments
In respect of a Repayment Instalment of a Tranche due to be repaid under Clause 7 on a particular Repayment Date, an Interest Period for the part of the Tranche equal to such Repayment Instalment shall end on that Repayment Date (if such date is before the end of the Interest Period relevant to that Tranche then current).

5.4	Non-availability of matching deposits for Interest Period selected
If, after the Borrower has selected an Interest Period longer than 3 months, the Lender notifies the Borrower by 11.00 a.m. (Basel time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 3 months.

6	DEFAULT INTEREST
6.1	Payment of default interest on overdue amounts
The Borrower shall pay interest in accordance with the following provisions of this Clause 6 on any amount payable by the Borrower under any Finance Document which the Lender does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or
(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or
(c)	if such amount has become immediately due and payable under Clause 18.4, the date on which it became immediately due and payable.
6.2	Default rate of interest
Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Lender to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 6.3(a) and (b); or
(b)	in the case of any other overdue amount, the rate set out at Clause 6.3(b).
6.3	Calculation of default rate of interest
The rates referred to in Clause 6.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);
(b)	the Margin plus Mandatory Cost (if any) plus, in respect of successive periods of any duration (including at call) up to 6 months which the Lender may select from time to time:
(i)	LIBOR; or
(ii)
if the Lender determines that Dollar deposits for any such period are not being made available to it by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Lender by reference to the cost of funds to it from such other sources as the Lender may from time to time determine.

6.4	Notification of interest periods and default rates
The Lender shall promptly notify the Borrower of each interest rate determined by it under Clause 6.3 and of each period selected by it for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Lender's notification.

6.5	Payment of accrued default interest
Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined.

6.6	Compounding of default interest
Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

6.7	Application to Master Agreement
For the avoidance of doubt this Clause 6 does not apply to any amount payable under the Master Agreement in respect of any continuing Transaction as to which section 9(h) (Interest and Compensation) of the Master Agreement shall apply.

7	REPAYMENT AND PREPAYMENT
7.1	Amount of Repayment Instalments
The Borrower shall repay each Tranche as follows:

(a)	in the case of Tranche A by:
(i)	4 equal consecutive three‑monthly instalments (the "Tranche A Instalments") each in the amount of $495,000; and

(ii)	a balloon instalment in the amount of $11,155,000 (the "Tranche A Balloon Instalment");
(b)	in the case of Tranche B by:
(i)	5 equal consecutive three-monthly instalments each in the amount of $495,000 (the "Tranche B Instalments"); and
(ii)	a balloon instalment in the amount of $10,660,000 (the "Tranche B Balloon Instalment");
(c)	in the case of Tranche C by:
(i)
5 equal consecutive three-monthly instalments (the "Tranche C Instalments" and, together with, Tranche A Instalments and Tranche B Instalments, the "Repayment Instalments" and, in the singular, means either of them) each in the amount of $355,000; and

(ii)
a balloon instalment in the amount of $3,605,000 (the "Tranche C Balloon Instalment" and, together with Tranche A Balloon Instalment and Tranche B Balloon Instalment, the "Balloon Instalments" and, in the singular, means any of them"),

Provided that  if the amount drawndown is less than $13,135,000 in the case of Tranche A and Tranche B and $5,380,000 in the case of Tranche C, each Repayment Instalment in respect of that Tranche and the relevant Balloon Instalment shall be reduced pro rata by an amount equal to the undrawn amount.

7.2	Repayment Dates
The first Repayment Instalment shall be repaid, in the case of:

(a)	Tranche A, 30 August 2016; and
(b)	each of Tranche B and Tranche C, 30 May 2016; and
(c)
each subsequent Repayment Instalment in respect of each Tranche shall be repaid at three monthly intervals thereafter and the relevant last Repayment Instalment, together with the relevant Balloon Instalment, shall be repaid on the Final Maturity Date.

7.3	Final Repayment Date
On the Final Maturity Date, the Borrower shall additionally pay to the Lender all other sums then accrued or owing under any Finance Document.

7.4	Voluntary prepayment
Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan on the last day of an Interest Period in respect thereof without premium or penalty.

7.5	Conditions for voluntary prepayment
The conditions referred to in Clause 7.4 are that:

(a)	a partial prepayment shall be in amount equal to a Repayment Instalment relevant to the Tranche which is being prepaid or a higher integral multiple thereof;

(b)
the Lender has received from the Borrower at least 15 days' prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made (such date shall be the last day of an Interest Period); and

(c)
the Borrower has provided evidence satisfactory to the Lender that any consent required by the Borrower in connection with the prepayment has been obtained and remains in force, and that any requirement relevant to this Agreement which affects the Borrower or any Security Party has been complied with.

7.6	Effect of notice of prepayment
A prepayment notice may not be withdrawn or amended without the consent of the Lender, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

7.7	Mandatory prepayment
The Borrower shall be obliged to prepay the Relevant Amount if a Ship is sold or becomes a Total Loss:

(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of that Ship to the buyer; or
(b)	in the case of a Total Loss, on the earlier of the date falling 120 days after the Total Loss Date and the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss.
In this Clause 7.7, "Relevant Amount" means in the case of:

(a)
each Existing Ship, the higher of (i) an amount equal to the Relevant Tranche and (ii) an amount which, after giving credit for the amount of the prepayment made pursuant to this Clause 7.7, results in the Security Cover Ratio being equal to the higher of (A) the Security Cover Ratio maintained immediately prior to the event which triggered such prepayment and (B) the minimum Security Cover Ratio required to be maintained pursuant to Clause 14.1; and

(b)
Ship C, the higher of (i) an amount equal to the Relevant Tranche and (ii) an amount which after any credit for the amount of the prepayment made pursuant to this Clause 7.7, results in the minimum Security Cover Ratio required to be maintained pursuant to Clause 14.1.

In this Clause 7.7, "Relevant Tranche" means in the case of:

(a)	each Existing Ship, the amount that has been made available to re-finance the Existing Indebtedness secured on that Existing Ship which has been sold or become a Total Loss; and
(b)	Ship C, the total amount outstanding under Tranche C at any relevant time.
7.8	Amounts payable on prepayment
A prepayment shall be made together with accrued interest (and any other amount payable under Clause 20 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 20.1(b) but without premium or penalty.

7.9	Application of partial prepayment
Each partial prepayment shall, unless otherwise agreed by the Lender, be applied:

(a)	If made pursuant to Clause 7.4, pro rata against the then outstanding Repayment Instalments and the Balloon Instalments of the relevant Tranche; and
(b)
If made pursuant to Clause 7.7., first towards full prepayment of the Tranche related to the Ship being sold or which has become a Total Loss and any balance shall thereafter be applied proportionately between the remaining Tranches pro rata first against the Repayment Instalments and thereafter against the outstanding Balloon Instalments.

7.10	No re-borrowing
No amount repaid or prepaid may be re-borrowed.

7.11	Unwinding of Transactions
On or prior to any repayment or prepayment of the Loan under this Clause 7 or any other provision of this Agreement, the Borrower shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Transactions so that the notional principal amount of the continuing Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 7.

8	CONDITIONS PRECEDENT
8.1	Documents, fees and no default
The Lender's obligation to make a Tranche is subject to the following conditions precedent:

(a)	that on or before the date of this Agreement, the Lender receives the documents described in Part A of Schedule 2 in form and substance satisfactory to it and its lawyers; and
(b)	that, on or before the Drawdown Date in respect of each Tranche, the Lender receives the documents described in Part B of Schedule 2 in form and substance satisfactory to the Lender and its lawyers;
(c)	that both at the date of each Drawdown Notice and at the Drawdown Date in respect of each Tranche:
(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the relevant Tranche;
(ii)
the representations and warranties in Clause 9 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;

(iii)	none of the circumstances contemplated by Clause 4.4 has occurred and is continuing; and
(iv)
there has been no material adverse change in the financial position, state of affairs or prospects of the Borrower or any Security Party in the light of which the Lender considers that there is a significant risk that the Borrower or any Security Party is, or will later become, unable to discharge its liabilities under the Finance Documents to which it is a party as they fall due; and

(d)
that, if the ratio set out in Clause 14.1 were applied immediately following the making of each Tranche, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(e)
that the Lender has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Lender may reasonably request by notice to the Borrower prior to each Drawdown Date.

8.2	Waiver of conditions precedent
If the Lender at its discretion, permits a Tranche to be borrowed before certain of the conditions referred to in Clause 8.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business Days after the relevant Drawdown Date (or such longer period as the Lender may specify).

9	REPRESENTATIONS AND WARRANTIES
9.1	General
The Borrower represents and warrants to the Lender as follows.

9.2	Status
The Borrower is duly incorporated and validly existing and in good standing under the laws of the Marshall Islands.

9.3	Share capital and ownership
The Borrower has an authorised share capital divided into 500,000,000 registered shares with par value of $0.01 per share (consisting of 475,000,000 shares of common stock and 25,000,000 shares of preferred stock). 30,791,715 of common stock have been fully paid and non assessable and 916,333 shares of preferred stock have been fully paid and non assessable.

9.4	Corporate power
The Borrower (or in the case of paragraph (a), the Owners) has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute the Finance Documents to which it is a party and the Master Agreement; and
(b)
to borrow under this Agreement, to enter into Transactions under the Master Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which the Borrower is a party and the Master Agreement.

9.5	Consents in force
All the consents referred to in Clause 9.4 remain in force and nothing has occurred which makes any of them liable to revocation.

9.6	Legal validity; effective Security Interests
The Finance Documents to which the Borrower is a party and the Master Agreement, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the Borrower's legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and
(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors' rights generally.

9.7	No third party Security Interests
Without limiting the generality of Clause 9.6, at the time of the execution and delivery of each Finance Document to which the Borrower is a party and the Master Agreement:

(a)	the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and
(b)
no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

9.8	No conflicts
The execution by the Borrower of each Finance Document to which it is a party and the Master Agreement, and the borrowing by the Borrower of the Loan, and its compliance with each Finance Document to which it is a party and the Master Agreement will not involve or lead to a contravention of:

(a)	any law or regulation; or
(b)	the constitutional documents of the Borrower; or
(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.
9.9	No withholding taxes
All payments which the Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction. For the avoidance of doubt, this Clause 9.9 does not apply to any amount payable under the Master Agreement in respect of any continuing Transaction as to which section 3 (Basic Representations) of the Master Agreement shall apply.

9.10	No default
No Event of Default or Potential Event of Default has occurred and is continuing.

9.11	Information
All information which has been provided in writing by or on behalf of the Borrower or any Security Party to the Lender in connection with any Finance Document satisfied the requirements of Clause 10.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 10.7; and there has been no material adverse change in the financial position or state of affairs of the Borrower from that disclosed in the latest of those accounts.

9.12	No litigation
No legal or administrative action involving the Borrower or an Owner (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to the Borrower's knowledge, is likely to be commenced or taken.

9.13	Taxes paid
The Borrower has paid all taxes applicable to, or imposed on or in relation to the Borrower and its business.

9.14	Compliance with certain undertakings
At the date of this Agreement, the Borrower is in compliance with Clauses 10.2, 10.4, 10.9 and 10.13.

9.15	ISM Code and ISPS Code compliance
All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, any Owner, the Approved Manager and any Ship have been complied with.

9.16	No money laundering
Without prejudice to the generality of Clause 2.2, in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms (i) that it is acting for its own account, (ii) that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement and (iii) that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of the Directive 2005/60/EC of the European Parliament and of the Council) and/or Art 305 bis of the Swiss Penal Code.

9.17	No immunity
The Borrower is not, nor is any of its assets entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement).

9.18	FATCA FFI and US Tax Obligor
None of the Obligors is a FATCA FFI or a US Tax Obligor.

10	GENERAL UNDERTAKINGS
10.1	General
The Borrower undertakes with the Lender to comply with the following provisions of this Clause 10 at all times during the Security Period except as the Lender may otherwise permit.

10.2	Title; negative pledge and pari passu ranking
The Borrower will:

(a)	hold the legal title to, and own the entire beneficial interest in, each Owner, free from all Security Interests and other interests and rights of every kind, except for Permitted Security Interests;
(b)
procure that no Owner will create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future other than in the normal course of its business of acquiring, financing and operating vessels; and

(c)
procure that its liabilities under the Finance Documents to which it is a party and the Master Agreement do and will rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

10.3	No disposal of assets
The Borrower will procure that none of the Owners will transfer, lease or otherwise dispose of

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or
(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation, but paragraph (a) does not apply to any charter of a Ship as to which Clause 13.13 applies.

10.4	Restriction on other liabilities or obligations to be incurred
The Borrower shall procure that none of the Owners will incur, any liability or obligation or any other Financial Indebtedness except:

(a)	the Permitted Security Interests; and
(b)	liabilities and obligations:
(i)	under the Master Agreement and the Finance Documents to which each is a party;
(ii)	incurred in the normal course of its business of trading, chartering, operating, maintaining and repairing the Ship owned by it on terms in all respects acceptable to the Lender; and
(iii)
under any shareholder loan as long as the rights of the shareholder which is the provider of that loan are fully subordinated to the rights of the Lender under the Finance Documents in writing and on terms and conditions in all respects acceptable the Lender,

Provided that in the case of paragraphs (ii) and (iii) above the financial position of that Owner is not adversely affected.

10.5	Information provided to be accurate
All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

10.6	Provision of financial statements
The Borrower will send or procure there are sent to the Lender:

(a)
as soon as possible, but in no event later than 180 days after the end of each Financial Year the audited consolidated annual accounts of the Borrower for that Financial Year (commencing with accounts for the year ending 31 December 2014); and

(b)
as soon as possible, but in no event later than 90 days after the end of each 6-month period in each Financial Year of the Borrower its unaudited consolidated accounts for that 6-month period certified as to their correctness by the chief financial officer of the Borrower, promptly after each request by the Lender, such further financial information about the Borrower, each Ship and the Owners (including, but not limited to, charter arrangements, commitments, operations, Financial Indebtedness and operating expenses) as the Lender may require from time to time.

10.7	Form of financial statements
All accounts (audited and unaudited) delivered under Clause 10.6 will:

(a)	be prepared in accordance with all applicable laws and GAAP consistently applied;
(b)	give a true and fair view of the state of affairs of the relevant person at the date of those accounts and of its profit for the period to which those accounts relate; and
(c)	fully disclose or provide for all significant liabilities of the relevant person and its subsidiaries.
10.8	Consents
The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Lender of, all consents required:

(a)	for the Borrower and each Owner to perform its obligations under any Finance Document to which it is a party or the Master Agreement;
(b)	for the validity or enforceability of any Finance Document to which it is a party or the Master Agreement; and
(c)	for each Owner to continue to own and operate the Ship owned by it, and the Borrower will comply (or procure compliance, as the case may be) with the terms of all such consents.

10.9	Maintenance of Security Interests
The Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and
(b)
without limiting the generality of paragraph (a) above, at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Lender, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

10.10	Notification of litigation
The Borrower will provide the Lender with details of any legal or administrative action involving the Borrower, any Security Party, the Approved Manager or the Ships, their Earnings or their Insurances as soon as such action is instituted or becomes apparent to that Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

10.11	Principal place of business
The Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated at Clause 27.2(a); and the Borrower will not establish, nor do anything as a result of which it would be deemed to have, a place of business in any country other than Greece.

10.12	Confirmation of no default
The Borrower will, within 2 Business Days after service by the Lender of a written request, serve on the Lender a notice which is signed by the Chief Financial Officer of the Borrower and which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or
(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.
The Lender may serve requests under this Clause 10.12 from time to time; this Clause 10.12 does not affect the Borrower's obligations under Clause 10.13.

10.13	Notification of default
The Borrower will notify the Lender as soon as the Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or
(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred, and will thereafter keep the Lender fully up‑to‑date with all developments.

10.14	Provision of further information
The Borrower will, as soon as practicable after receiving the request, provide the Lender with any additional relevant financial or other information relating:

(a)
to the Borrower, the Group, the Fleet Vessels, the Ships, their Insurances, their Earnings or the Owners (including, but not limited to, any sales or purchases of Fleet Vessels, the incurrence of Financial Indebtedness, the refinancing or restructuring of any loan or credit facilities and details of the employment of the Fleet Vessels) as the Lender may require; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document, which may be requested by the Lender at any time.

10.15	Provision of copies and translation of documents
If the Lender so requires, the Borrower will supply the Lender with a certified English translation in respect of any of those documents referred to above, such translation to be prepared by a translator approved by the Lender.

10.16	Ownership
The Borrower shall ensure that (a) it shall remain the direct or indirect owner of the whole of the issued share capital of each Owner and (b) there shall be no change in the legal and beneficial ownership of the shares in each Owner.

10.17	"Know your customer" checks
If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(b)	any change in the status of the Borrower or any Security Party after the date of this Agreement; or
(c)	a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Lender or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

10.18	Sanctions
The Borrower understands that the Lender - be it due to applicable laws or due to internal rules and regulations – are prohibited from conducting transactions, including finance transactions, with the government of or any person or entity owned or controlled by the government of Restricted Countries or Restricted Persons.

The Borrower confirms and undertakes that it shall not transfer, make use of or provide the benefits of any money, proceeds or services provided by or received from the Lender to any Restricted Persons or conduct any business activity (such as entering into any ship acquisition agreement, any ship refinancing agreement and/or any charter agreement) related to a vessel, project, asset or otherwise for which money, proceeds or services have been received from the Lender with any Restricted Persons.

In this Clause 10.18:

Restricted Countries means Cuba, Iran, Myanmar, North Korea, Sudan and Syria and any additional countries notified by the Lender to the Borrower based on respective sanctions being imposed by the United States Treasury Department's Office of Foreign Assets Control ("OFAC") or any of the regulative bodies referred to in the definition of Restricted Persons.

Restricted Persons means persons, entities or any other parties (i) located, domiciled, resident or incorporated in Restricted Countries, (ii) subject to any sanction administrated by the United Nations, the European Union, the State Secretariat for Economic Affairs of Switzerland ("SECO"), OFAC, HM Treasury of the United Kingdom, the Monetary Authority of Singapore ("MAS") and the Hong Kong Monetary Authority ("HKMA") and/or any other applicable country and/or (iii) owned or controlled by or affiliated with persons, entities or any other parties as referred to in (i) and (ii).

10.19	Restructuring
The Borrower undertakes to ensure that until 31 March 2015 each existing facility agreement to which the Borrower or any other member of the Group is a party is amended,

supplemented or, as the case may be, restructured so that any defaults under each such existing facility agreement are waived in a satisfactory manner.

11	CORPORATE UNDERTAKINGS
11.1	General
The Borrower also undertakes with the Lender to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Lender may otherwise permit.

11.2	Maintenance of status
The Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Marshall Islands.

11.3	Negative undertakings
The Borrower will not:

(a)	change the nature of its business; or
(b)
pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital if an Event of Default has occurred and has not been remedied or an Event of Default will result from the payment of a dividend or the making of any other form of distribution; or

(c)	provide any form of credit or financial assistance to:
(i)	a person who is directly or indirectly interested in the Borrower's share or loan capital; or
(ii)	any company in or with which such a person is directly or indirectly interested or connected, or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms' length;

(d)	allow the Owners to open or maintain, any account with any bank or financial institution except accounts with the Lender for the purposes of the Finance Documents;
(e)
acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks or enter into any transaction in a derivative other than Transactions; and

(f)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.
11.4	Subordination of rights of Borrower
All rights which the Borrower at any time has against any Owner or their assets shall be fully subordinated to the rights of the Lender under the Finance Documents; and in particular, the Borrower shall not during the Security Period:

(a)	claim, or in a bankruptcy of any Owner prove for, any amount payable to the Borrower by any Owner, whether in respect of this or any other transaction;

(b)	take or enforce any Security Interest for any such amount; or
(c)	claim to set‑off any such amount against any amount payable by the Borrower to any Owner.
11.5	Financial Covenants
The Borrower shall ensure that at all times:

(a)	there is available to the Borrower and all the other members of the Group an amount equal to the higher of:
(i)	during the period from:
(A)	the date of this Agreement and ending on the first anniversary (inclusive) thereof (the "First Date"), $6,000,000;
(B)	the First Date until the first anniversary (inclusive) thereof (the Second Date"), $7,000,000; and
(C)	the Second Date and at all times thereafter $8,000,000; and
(ii)	$500,000 per Fleet Vessel,
(excluding, for the avoidance of doubt, at any relevant time any amount standing to the credit of the Retention Account which has been transferred thereto in accordance with Clause 17.2) in Liquid Assets of which, all amounts in respect of each Ship, shall be held in the relevant Owner's Earnings Account; and

(b)	the Leverage Ratio shall not exceed 0.80:1.
11.6	Compliance Check
Compliance with the undertakings contained in Clause 11.5 shall be determined in each Financial Year:

(a)
at the time the Lender receives the audited consolidated accounts of the Group and the unaudited consolidated accounts of the Group (pursuant to Clauses 10.6(a) and 10.6(b) respectively), by reference to the unaudited consolidated accounts in the case of the first six months in each Financial Year and for the subsequent six months in each Financial Year, initially by reference to the unaudited consolidated accounts for the relevant six-month period and, once available, by reference to the audited consolidated accounts for that Financial Year of the Group; and

(b)	at any other time as the Lender may reasonably request.
At the same time as it delivers the consolidated accounts referred to in this Clause 11.6, the Borrower shall deliver to the Lender a Compliance Certificate, in the form set out in Schedule 4, demonstrating its compliance (or not, as the case may be) with the provisions of Clause 11.5 signed by the chief financial officer or a director of the Borrower.

11.7	Maintenance of ownership of Owners
The Borrower shall remain the ultimate legal and beneficial owner of the entire issued and allotted share capital of each Owner free from any Security Interest.

11.8	No money laundering
Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements affected or contemplated by the Finance Documents to which the Borrower is a party, it confirms that (i) it is acting for its own account; (ii) it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement, and (iii) the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council) and/or Art 305 bis of the Swiss Penal Code.

11.9	Minimum Liquidity
The Borrower undertakes to ensure that from the Drawdown Date and at all times during the Security Period, it is maintained in each Earnings Account, credit balances in the amount (the "Minimum Liquidity") equal to $500,000 per Ship subject to a Mortgage.

12	INSURANCE
12.1	General
The Borrower undertakes with the Lender to procure that each Owner will comply with the following provisions of this Clause 12 at all times during the Security Period except as the Lender may otherwise permit.

12.2	Maintenance of obligatory insurances
The Borrower shall procure that each Owner shall keep the Ship owned by it insured at the expense of that Owner against:

(a)	fire and usual marine risks (including hull and machinery and excess risks); and
(b)	war risks; and
(c)	protection and indemnity risks; and
(d)
any other risks against which the Lender considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Lender be reasonable for that Owner to insure and which are specified by the Lender by notice to that Owner.

12.3	Terms of obligatory insurances
Each Owner shall effect such insurances:

(a)	in Dollars;
(b)
in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) the Market Value of the Ship owned by it and (ii) such amount which, when aggregated with the amount for which any other Ship then subject to a Mortgage is insured, is equal to 120 per cent. of the Loan;

(c)
in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry (with the international group of protection and indemnity clubs, currently $1,000,000,000);

(d)	in relation to protection and indemnity risks in respect of the full value and tonnage of each Ship;
(e)	on approved terms;
(f)	on such terms as shall from time to time be approved in writing by the Lender (including, without limitation, a blocking and trapping clause); and
(g)
through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

12.4	Further protections for the Lender
In addition to the terms set out in Clause 12.3, the Borrower shall procure that the obligatory insurances effected by each Owner shall:

(a)	subject always to paragraph (b), name that Owner as the sole named assured of that Ship unless the interest of every other named assured is limited:
(i)	in respect of any obligatory insurances for hull and machinery and war risks;
(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and
(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and
(ii)
in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and every other named assured has undertaken in writing to the Lender (in such form as it requires) that any deductible shall be apportioned between each Owner and every other named assured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)
in the case of any obligatory insurances against any risks other than protection and indemnity risks, and whenever the Lender requires, name (or be amended to name) the Lender as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Lender thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Lender as loss payee with such directions for payment as the Lender may specify;
(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Lender shall be made without set-off, counterclaim or deductions or condition whatsoever;
(e)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender; and
(f)	provide that the Lender may make proof of loss if the Borrower or any Owner fails to do so.

12.5	Renewal of obligatory insurances
The Borrower shall procure that each Owner shall:

(a)	at least 14 days before the expiry of any obligatory insurance:
(i)
notify the Lender of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Owner proposes to renew that insurance and of the proposed terms of renewal; and

(ii)	obtain the Lender's approval to the matters referred to in paragraph (i);
(b)	at least 7 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Lender's approval pursuant to paragraph (a); and
(c)
procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.

12.6	Copies of policies; letters of undertaking
The Borrower shall procure that each Owner shall ensure that all approved brokers provide the Lender with pro forma copies of all policies relating to the obligatory insurances which they effect or renew and of a letter or letters of undertaking in a form required by the Lender and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 12.4;
(b)	they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with the said loss payable clause;
(c)	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;
(d)
they will notify the Lender, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from each Owner or the Lender and, in the event of their receiving instructions to renew, they will promptly notify the Lender of the terms of the instructions; and

(e)
they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by that Owner under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies or, any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non‑payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Lender.

12.7	Copies of certificates of entry
The Borrower shall procure that each Owner shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by that Owner is entered provides the Lender with:

(a)	a certified copy of the certificate of entry for that Ship; and
(b)	a letter or letters of undertaking in such form as may be required by the Lender; and

(c)
where required to be issued under the terms of insurance/indemnity provided by that Owner's protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by that Owner in relation to its Ship in accordance with the requirements of such protection and indemnity association; and

(d)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.
12.8	Deposit of original policies
The Borrower shall procure that each Owner shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

12.9	Payment of premiums
The Borrower shall procure that each Owner shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Lender.

12.10	Guarantees
The Borrower shall procure that each Owner shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

12.11	Restrictions on employment
The Borrower shall procure that no Owner shall employ the Ship owned by it, nor shall permit her to be employed, outside the cover provided by any obligatory insurances.

12.12	Compliance with terms of insurances
The Borrower shall procure that no Owner does nor omits to do (or permits to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and in particular:

(a)
the Borrower shall procure that each Owner shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 12.7(c) above) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;

(b)
the Borrower shall procure that each Owner shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it unless approved by the underwriters of the obligatory insurances;

(c)
the Borrower shall procure that each Owner makes all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	the Borrower shall procure that no Owner shall employ the Ship owned by it, nor shall allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

12.13	Alteration to terms of insurances
The Borrower shall procure that no Owner shall be entitled to make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance without the prior written consent of the Lender, which consent not be unreasonably withheld.

12.14	Settlement of claims
The Borrower shall procure that no Owner shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information available to it to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

12.15	Provision of copies of communications
Upon the request of the Lender, the Borrower shall procure that each Owner shall provide the Lender, at the time of each such communication, copies of all written communications between that Owner and:

(a)	the approved brokers; and
(b)	the approved protection and indemnity and/or war risks associations; and
(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:
(i)	that Owner's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and
(ii)
any credit arrangements made between that Owner and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

12.16	Provision of information
In addition, the Borrower shall procure that each Owner shall promptly provide the Lender (or any persons which it may designate) with any information which the Lender (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or
(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 12.17 below or dealing with or considering any matters relating to any such insurances, and the Borrower shall procure that each Owner shall, forthwith upon demand, indemnify the Lender in respect of all fees and other expenses incurred by or for the account of the Lender in connection with any such report as is referred to in paragraph (a) above.

12.17	Mortgagee's interest and additional perils insurances
The Lender shall be entitled from time to time to effect, maintain and renew a mortgagee's interest additional perils insurance, a mortgagee's political risks insurance and a mortgagee's interest marine insurance each in an amount equal to 120 per cent. of the Loan, on such terms, through such insurers and generally in such manner as the Lender may from time to time consider appropriate and the Borrower shall upon demand fully indemnify the Lender in respect of all premiums and other documented expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

12.18	Review of insurance requirements
The Lender shall be entitled to review the requirements of this Clause 12 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Lender, significant and capable of affecting any Owner or any Ship and their insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Owners may be subject), and may appoint insurance consultants in relation to this review at the cost of the Borrower.

12.19	Modification of insurance requirements
The Lender shall notify the Borrower of any proposed modification under Clause 12.18 to the requirements of this Clause 12 which the Lender reasonably consider appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrower as an amendment to this Clause 12 and shall bind the Borrower accordingly.

12.20	Compliance with mortgagee's instructions
The Lender shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require a Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Lender until the relevant Owner implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 12.19.

13	SHIP COVENANTS
13.1	General
The Borrower also undertakes with the Lender to procure that each Owner complies with the following provisions of this Clause 13 at all times during the Security Period except as the Lender may otherwise permit.

13.2	Ship's name and registration
The Borrower shall procure that each Owner shall keep the Ship owned by it registered in its name under an Approved Flag; shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of the Ship owned by it.

13.3	Repair and classification
The Borrower shall procure that each Owner shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first‑class ship ownership and management practice;

(b)
so as to maintain the highest class with any first-class classification society which is a member of the IACS and acceptable to the Lender free of outstanding and overdue recommendations and conditions; and

(c)
so as to comply with all laws and regulations applicable to vessels registered at ports in the applicable Approved Flag State or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

13.4	Classification society undertaking
The Borrower shall procure that each Owner shall instruct the classification society referred to in Clause 14.3 (and procure that the classification society undertakes with the Lender):

(a)
to send to the Lender, following receipt of a written request from the Lender, certified true copies of all original class records and any other related records held by the classification society in relation to the Ship;

(b)
to allow the Lender (or its agents), at any time and from time to time, to inspect the original class and related records of each Owner and its Ship at the offices of the classification society and to take copies of them;

(c)	to notify the Lender immediately in writing if the classification society:
(i)	receives notification from an Owner or any person that the classification society of the Ship owned by it is to be changed; or
(ii)
becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Ship's class under the rules or terms and conditions of the Owner's or that Ship's membership of the classification society;

(d)	following receipt of a written request from the Lender:
(i)
to confirm that no Owner is in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society;  or

(ii)
if an Owner is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Lender in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the classification society.

13.5	Modification
The Borrower shall procure that no Owner shall make any modification or repairs to, or replacement of, the Ship owned by it or equipment installed on it which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce its value.

13.6	Removal of parts
The Borrower shall procure that no Owner shall remove any material part of the Ship owned by it, or any item of equipment installed on, that Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Lender and becomes on installation on that Ship the property of the relevant Owner and subject to the security constituted by the relevant Mortgage and, as the case may be, the Deed of Covenant  Provided that an Owner may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it.

13.7	Surveys
The Borrower shall procure that each Owner shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Lender, provide the Lender with copies of all survey reports.

13.8	Inspection
The Borrower shall procure that each Owner shall permit the Lender (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times to inspect her condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.  Provided that as long as no Event of Default shall have occurred the Borrower shall not be obliged to pay any fees and expenses in respect of more than one inspection per Ship in each calendar year.

13.9	Prevention of and release from arrest
The Borrower shall procure that each Owner shall as promptly as possible discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, the Earnings or the Insurances;
(b)	all taxes, dues and other amounts charged in respect of the Ship owned by it, the Earnings or the Insurances; and
(c)	all other outgoings whatsoever in respect of the Ship owned by it, the Earnings or the Insurances, and, forthwith upon receiving notice of the arrest of the Ship owned by it, or of its detention in exercise or purported exercise of any lien or claim, that Owner shall procure her release by providing bail or otherwise as the circumstances may require.

13.10	Compliance with laws etc.
The Borrower shall procure that each Owner and the Approved Manager (as the case may be) shall:

(a)
comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of that Owner;

(b)	not employ the Ship owned by it nor allow her employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and
(c)
in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by that Ship's war risks insurers unless the prior written consent of the Lender has been given and the relevant Owner has (at its expense) effected any special, additional or modified insurance cover which the Lender may require.

13.11	Provision of information
The Borrower shall procure that each Owner shall promptly provide the Lender with any information which the Lender request regarding:

(a)	the Ship owned by it, her employment, position and engagements;
(b)	the Earnings and payments and amounts due to the master and crew of the Ship owned by it;
(c)	any expenses incurred, or likely to be incurred, in connection with the trading, chartering, operation, maintenance or repair of the Ship owned by it and any payments made in respect of that Ship;
(d)	any towages and salvages; and
(e)	each Owner's, the Approved Manager's compliance, or the compliance of the Ship owned by it with the ISM Code and the ISPS Code, and, upon the Lender's request, provide copies of any current charter relating to the Ship owned by it and of any current charter guarantee and copies of the Owners' or the Approved Manager's Document of Compliance.

13.12	Notification of certain events
The Borrower shall procure that each Owner shall immediately notify the Lender by letter of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;
(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;
(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;
(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on that Ship or her Earnings or any requisition of that Ship for hire;
(e)	any intended dry docking of the Ship owned by it;
(f)	any Environmental Claim made against that Owner or in connection with the Ship owned by it, or any Environmental Incident;
(g)	any claim for breach of the ISM Code or the ISPS Code being made against that Owner, the Approved Manager or otherwise in connection with the Ship owned by it; or
(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with, and that Owner shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall require of that Owner's, the Approved Manager's or any other person's response to any of those events or matters.

13.13	Restrictions on chartering, appointment of managers etc.
The Borrower shall procure that no Owner shall in relation to the Ship owned by it:

(a)	let that Ship on demise charter for any period;
(b)	enter into any charter in relation to that Ship under which more than 2 months' hire (or the equivalent) is payable in advance;

(c)	charter that Ship otherwise than on bona fide arm's length terms at the time when the Ship is fixed;
(d)
appoint a manager of that Ship other than the Approved Manager or agree to any material alteration to the terms of the Approved Manager's appointment without the prior written of the Lender, which consent shall not be unreasonably withheld;

(e)	de‑activate or lay up that Ship; or
(f)
put that Ship into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed $700,000 (or the equivalent in any other currency) unless that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or her Earnings for the cost of such work or otherwise.

13.14	Notice of Mortgage
The Borrower shall procure that each Owner shall keep the Mortgage registered against the Ship owned by it as a valid first priority or preferred (as the case may be) mortgage, carry on board that Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master's cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Owner to the Lender.

13.15	Sharing of Earnings
The Borrower shall procure that no Owner shall:

(a)	enter into any agreement or arrangement for the sharing of any Earnings;
(b)
enter into any agreement or arrangement for the postponement of any date on which any Earnings are due; the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of that Owner to any Earnings; or

(c)	enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Security Interest relating to any Earnings.
13.16	ISPS Code
The Borrower shall procure that each Owner shall comply with the ISPS Code and in particular, without limitation, shall:

(a)	procure that the Ship owned by it and the company responsible for that Ship's compliance with the ISPS Code comply with the ISPS Code; and
(b)	maintain for that Ship an ISSC; and
(c)	notify the Lender immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.
13.17	Assignment
If an Owner enters into any Charterparty, the Borrower shall procure that that relevant Owner shall, upon entering into that Charterparty, execute in favour of the Lender a Charterparty Assignment and shall:

(a)	serve notice of the Charterparty Assignment on the charterer and procure that the charterer acknowledges such notice in such form as the Lender may approve or require; and

(b)	deliver to the Lender such other documents equivalent to those referred to at paragraphs 3, 4 and 5 of Schedule 2, Part A as the Lender may require.
14	SECURITY COVER
14.1	Minimum required security cover
Clause 14.2 applies if the Lender notifies the Borrower that:

(a)	the aggregate Market Value of the Ships; plus
(b)	the net realisable value of any additional security previously provided under this Clause 14, is below 130 per cent. of the aggregate of the Loan and the Swap Exposure.

14.2	Provision of additional security; prepayment
If the Lender serves a notice on the Borrower under Clause 14.1, the Borrower shall prepay such part (at least) of the Loan as will eliminate the shortfall on or before the date falling 30 days after the date on which the Lender's notice is served under Clause 14.1 (the "Prepayment Date") unless at least 1 Business Day before the Prepayment Date it has provided, or ensured that a third party has provided, additional security which, in the opinion of the Lender, has a net realisable value at least equal to the shortfall and which has been documented in such terms as the Lender may approve or require.

14.3	Valuation of Ship
The Market Value of each Ship (or any other Fleet Vessel) at any date is that shown by taking the arithmetic mean of two valuations, each valuation to  be prepared:

(a)	as at a date not more than 30 days previously;
(b)
by an Approved Broker (appointed by the Borrower and the Lender, respectively, and in the case of the Approved Broker appointed by the Borrower, such appointment shall be agreed in advance with the Lender);

(c)	with or without physical inspection of that Ship (as the Lender may require);
(d)
on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale,
Provided that if the valuations obtained at any time pursuant to this Clause 14.3 differ by 15 per cent. then the Lender may select a third Approved Broker to provide a valuation of that Ship in accordance with this Clause 14.3 and the Market Value of that Ship shall be determined by the third valuation.

14.4	Value of additional security
The net realisable value of any additional security which is provided under Clause 14.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 14.3.

14.5	Valuations binding
Any valuation under Clause 14.2, 14.3 or 14.4 shall be binding and conclusive as regards the Borrower, as shall be any valuation which the Lender makes of any security which does not consist of or include a Security Interest.

14.6	Provision of information
The Borrower shall promptly provide the Lender and the Approved Broker(s) or expert(s) acting under Clause 14.5 or 14.6 with any information which the Lender or the Approved Broker(s) or expert(s) may request for the purposes of the valuation; and, if the Borrower fails to provide or procure the provision of, the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker(s) or the Lender (or the expert(s) appointed by it) consider(s) prudent.

14.7	Payment of valuation expenses
Without prejudice to the generality of the Borrower's obligations under Clauses 19.2, 19.3 and 20.3, the Borrower shall, on demand and at any time, pay the Lender the amount of the reasonable fees and expenses of the Approved Brokers or experts instructed by the Lender under this Clause and all reasonable legal and other expenses incurred by the Lender in connection with any matter arising out of this Clause  Provided that so long as no Event of Default or Potential Event of Default has occurred or any valuation obtained would entitle the Lender to serve a notice pursuant to Clause 14.1, the Borrower shall not be obliged to pay any such fees or expenses in respect of more than four sets of valuations of each Ship (or other Fleet Vessel) in any calendar year.

14.8	Application of prepayment
Clause 8 shall apply in relation to any prepayment pursuant to Clause 14.2.

14.9	Release of additional security
If the amounts calculated under Clause 14.1 shall at any time exceed the minimum required security cover (the "Minimum Security Cover") and the Borrower has provided additional security pursuant to Clause 14.2, the Lender, after receiving notice from the Borrower (such notice to include evidence satisfactory to the Lender that the Minimum Security Cover has been maintained for a period of at least 90 consecutive days prior to such notice (without taking into account of the additional security whose release the Borrower is requesting pursuant to this Clause 14.8)) shall, subject to being indemnified to the Lender's satisfaction against any costs and expenses arising out of such release, proceed with the release of any additional security to the extent that the Minimum Security Cover is maintained following such release Provided that no Event of Default is in existence or will result from such release.

14.10	Frequency of valuations
Subject to Clause 14.7, the Borrower acknowledges and agrees that the Lender may obtain valuations of the Ships at such times as the Lender shall deem necessary.

15	PAYMENTS AND CALCULATIONS
15.1	Currency and method of payments
All payments to be made by the Borrower to the Lender under a Finance Document shall be made:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)
in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Lender shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); and

(c)	the account of the Lender with a bank in New York as the Lender may from time to time notify to the Borrower.
15.2	Payment on non-Business Day
If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or
(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day, and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

15.3	Basis for calculation of periodic payments
All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

15.4	Lender accounts
The Lender shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

15.5	Accounts prima facie evidence
If any accounts maintained under Clause 15.4 show an amount to be owing by the Borrower or a Security Party to the Lender, those accounts shall, absent manifest error, be prima facie evidence that that amount is owing to the Lender.

16	APPLICATION OF RECEIPTS
16.1	Normal order of application
Except as any Finance Document may otherwise provide, any sums which are received or recovered by the Lender under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents or the Master Agreement;
(b)	SECONDLY: in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement or the Master Agreement;
(c)
THIRDLY: in or towards payment pro rata of any principal due but unpaid under this Agreement and all amounts due under the Master Agreement in such order of application and/or in such proportions as the Lender may specify by notice to the Borrower;

(d)	FOURTHLY: in or towards payment pro rata of any other amounts due but unpaid under any Finance Document or the Master Agreement;

(e)
FIFTHLY: in retention of an amount equal to any amount not then due and payable under any Finance Document or the Master Agreement but which the Lender, by notice to the Borrower and the Security Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 16.1(a), 16.1(b), 16.1(c) and 16.1(d); and

(f)	SIXTHLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.
16.2	Variation of order of application
The Lender may by notice to the Borrower and the Security Parties provide for a different manner of application from that set out in Clause 16.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

16.3	Notice of variation of order of application
The Lender may give notices under Clause 16.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

16.4	Appropriation rights overridden
This Clause 16 and any notice which the Lender gives under Clause 16.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

17	APPLICATION OF EARNINGS
17.1	Payment of Earnings
The Borrower undertakes with the Lender to ensure that, throughout the Security Period (subject only to the provisions of the General Assignments), all the Earnings of a Ship are paid to the Earnings Account relevant to that Ship.

17.2	Monthly retentions
The Borrower undertakes with the Lender to ensure that, in each calendar month of the Security Period commencing on the date falling 1 month after the Drawdown Date of each Tranche and thereafter on the same day of each subsequent month, there is transferred in respect of that Tranche to the Retention Account out of the Earnings received in the relevant Earning Accounts during the preceding calendar month:

(a)	one-third of the amount of the Repayment Instalment falling due under Clause 7 on the next Repayment Date; and
(b)	the relevant fraction of the aggregate amount of interest on that Tranche which is payable on the next due date for payment of interest under this Agreement.
The "relevant fraction" is a fraction of which the numerator is 1 and the denominator the number of months comprised in the then current Interest Period (or, if the period is shorter, the number of months from the later of the commencement of the current Interest Period of that Tranche or the last due date for payment of interest to the next due date for payment of interest in respect of that Tranche under this Agreement).

17.3	Shortfall in Earnings
If the aggregate Earnings received in the Earnings Accounts are insufficient in any month for the required amount to be transferred to the Retention Account under Clause 17.2, the Borrower shall make up the amount of the insufficiency; the Lender may, without thereby prejudicing the Lender's right to make such demand at any time, permit the Borrower to make up all or part of the insufficiency by increasing the amount of any transfer under Clause 17.2 from the Earnings received in the next or subsequent months.

17.4	Application of retentions
Until an Event of Default which is continuing or a Potential Event of Default occurs, the Lender shall on each Repayment Date and on each due date for the payment of interest under this Agreement apply in accordance with Clause 16.1 so much of the balance on the Retention Account as equals:

(a)	the Repayment Instalment due on that Repayment Date; or
(b)	the amount of interest payable on that interest payment date, in discharge of the Borrower's liability for that Repayment Instalment or that interest.

17.5	Location of accounts
The Borrower shall promptly:

(a)	comply with any requirement of the Lender as to the location or re‑location of the Earnings Accounts and the Retention Account (or any of them); and
(b)
execute any documents which the Lender specifies to create or maintain in favour of the Lender a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Account and the Retention Account (or any of them).

17.6	Withdrawals from Accounts
The Borrower shall, in any calendar month, after having transferred all amounts due or which will become due to the Retention Account in such calendar month in accordance with Clause 17.2, be entitled to withdraw any balance standing to the credit of the Earnings Account for the purpose of complying with its obligations under this Agreement and the other Finance Documents and to cover the operating expenses of the Ship relevant to that Earnings Account Provided that no Event of Default has occurred which is continuing at that time or will result from such withdrawal.

17.7	Debits for expenses etc.
The Lender shall be entitled (but not obliged) from time to time to debit the Earnings Account with prior written notice to the Borrower in order to discharge any amount due and payable to it under Clause 19 or 20 or payment of which it has become entitled to demand under Clause 19 or 20.

17.8	Borrower's obligations unaffected
The provisions of this Clause 17 (as distinct from a distribution effected under Clause 17.4) do not affect:

(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrower or any Security Party under any Finance Document.
18	EVENTS OF DEFAULT
18.1	Events of Default
An Event of Default occurs if:

(a)	the Borrower or any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document; or
(b)	any breach occurs of Clause 8.2, 10.2, 10.3, 10.18, 10.19, 11.2, 11.3, 11.5, 11.7, 11.8, 11.9, 12.2, 12.3, 13.10, 14.1, 17.1 or 17.2; or
(c)
any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b) above) if, in the opinion of the Lender, such default is capable of remedy, and such default continues unremedied 10 days after written notice from the Lender requesting action to remedy the same; or

(d)
(subject to any applicable grace period specified in the Finance Document) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a), (b) or (c) above); or

(e)
any representation, warranty or statement made by, or by an officer of, the Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person:
(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or
(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or
(iii)
a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)
any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or
(g)	any of the following occurs in relation to a Relevant Person:
(i)	a Relevant Person becomes, in the opinion of the Lender, unable to pay its debts as they fall due; or

(ii)
any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress, or any form of freezing order, in respect of a sum of, or sums aggregating, $100,000 or more or the equivalent in another currency; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or
(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or
(v)
any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or
(vii)
a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or any other Security Party which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Lender and effected not later than 3 months after the commencement of the winding up; or

(viii)
an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)
a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)
any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)
in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Lender is similar to any of the foregoing; or

(h)	the Borrower or an Owner ceases or suspends carrying on its business or a part of its business which, in the opinion of the Lender, is material in the context of this Agreement; or
(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:
(i)	for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Lender consider material under a Finance Document; or
(ii)	for the Lender to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or
(j)
any consent necessary to enable any Owner to own, operate or charter the Ship owned by it or to enable the Borrower or any other Security Party to comply with any provision which the Lender considers material of a Finance Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)	either:
(i)	the Bodouroglou Family ceases to own at least 10 per cent. of the share capital of the Borrower Provided that such default shall not constitute an Event of Default if it arises from:
(A)	an increase in the share capital of the Borrower; or
(B)	a change of ownership of any of the shares held indirectly by the Bodouroglou Family (including, without limitation, the shares in the Borrower owned by Paragon Shipping Inc. of the Marshall Islands), and is remedied within a period of three months from the date it first occurred; or

(ii)
any person unaffiliated to the Bodouroglou Family (in the opinion of the Lender) acquires more than 49 per cent. of the share capital of the Borrower, without the prior written consent of the Lender; or

(l)
either (i) Mr. Michael Bodouroglou ceases to be the Chairman and CEO of the Borrower or (ii) there is a change in the composition of the board of directors or significant change (in the opinion of the Lender) in the executive management of the Borrower, without the prior written consent of the Lender; or

(m)	the shares of the Borrower cease to be listed on the New York Stock Exchange or any other national securities exchange in the United States of America; or
(n)	any provision which the Lender considers material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance

Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(o)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or
(p)	any breach by the Approved Manager of any of the provisions of the Approved Manager's Undertaking; or
(q)
an Event of Default (as such term is defined in the Master Agreement) has occurred and is continuing with the Borrower as the Defaulting Party under the Master Agreement or an Early Termination Date has been designated by the Lender in accordance with Section 6(a) of the Master Agreement; or

(r)	the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with the consent of the Lender; or
(s)	any other event occurs or any other circumstances arise or develop including, without limitation:
(i)	a change in the financial position, state of affairs or prospects of the Borrower or any Owner; or
(ii)	any accident or other event involving any Ship or another vessel owned, chartered or operated by a Relevant Person, in the light of which the Lender reasonably considers that there is a significant risk that the Borrower or any Owner is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due.

18.2	Actions following an Event of Default
On, or at any time after, the occurrence of an Event of Default the Lender may:

(a)	serve on the Borrower a notice stating that all obligations of the Lender to the Borrower under this Agreement are terminated; and/or
(b)
serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(c)	take any other action which, as a result of the Event of Default or any notice served under paragraph (a) or (b) above, the Lender is entitled to take under any Finance Document or any applicable law.
18.3	Termination of Commitment
On the service of a notice under paragraph (a) of Clause 18.2, the Commitment and all other obligations of the Lender to the Borrower under this Agreement shall terminate.

18.4	Acceleration of Loan
On the service of a notice under paragraph (b) of Clause 18.2, the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

18.5	Multiple notices; action without notice
The Lender may serve notices under paragraphs (a) and (b) of Clause 18.2 simultaneously or on different dates and it and if the Lender may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

18.6	Exclusion of Lender liability
Neither the Lender, nor any receiver or manager appointed by the Lender, shall have any liability to the Borrower or a Security Party:

(a)
for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)
as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt the Lender or a receiver or manager from liability for losses shown to have been caused by the gross negligence or the wilful misconduct of the Lender's own officers and employees or (as the case may be) such receiver's or manager's own partners or employees.

18.7	Relevant Persons
In this Clause 18 a "Relevant Person" means the Borrower, a Security Party and any other member of the Group.

18.8	Interpretation
In Clause 18.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 18.1(g) "petition" includes an application.

19	FEES AND EXPENSES
19.1	Costs of negotiation, preparation etc.
The Borrower shall pay to the Lender on its demand the amount of all expenses incurred by the Lender in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

19.2	Costs of variations, amendments, enforcement etc.
The Borrower shall pay to the Lender, on the Lender's demand, the amount of all expenses incurred by the Lender in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;
(b)	any consent or waiver by the Lender under or in connection with a Finance Document, or any request for such a consent or waiver;
(c)	the valuation of any security provided or offered under Clause 14 or any other matter relating to such security;

(d)
where the Lender, in its absolute opinion, considers that there has been a material change to the insurances in respect of a Ship, the review of the insurances of that Ship pursuant to Clause 12.18; and

(e)	any step taken by the Lender with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.
There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

19.3	Documentary taxes
The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Lender's demand, fully indemnify the Lender against any liabilities and expenses resulting from any failure or delay by the Borrower to pay such a tax. For the avoidance of doubt, this Clause 19.3 does not apply to the Master Agreement.

19.4	Certification of amounts
A notice which is duly signed by two officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 19 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

20	INDEMNITIES
20.1	Indemnities regarding borrowing and repayment of Loan
The Borrower shall fully indemnify the Lender on the Lender's demand in respect of all expenses, liabilities and losses which are incurred by the Lender, or which the Lender reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	a Tranche is not being made on the date specified in the Drawdown Notice for any reason other than a default by the Lender;
(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;
(c)
any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 6); and

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 18, and in respect of any tax (other than tax on its overall net income) for which the Lender is liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under any Finance Document.

20.2	Breakage costs
Without limiting its generality, Clause 20.1 covers any liability, expense or loss, including a loss of a prospective profit, incurred by the Lender:

(a)
in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount); and

(b)
in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender) to hedge any exposure arising under this Agreement or that part which the Lender determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

20.3	Miscellaneous indemnities
The Borrower shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by the Lender, in any country, as a result of or in connection with:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Lender or by any receiver appointed under a Finance Document;
(b)	any other Pertinent Matter;
other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Lender.
Without prejudice to its generality, this Clause 20.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

20.4	Environmental Indemnity
Without prejudice to its generality, Clause 20.3 covers any claims, demands, proceedings, liabilities, taxes, losses or expenses of every kind which arise, or are asserted, under or in connection with any law relating to safety at sea, pollution or the protection of the environment, the ISM Code or the ISPS Code.

20.5	Currency indemnity
If any sum due from the Borrower or any Security Party to the Lender under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the "Contractual Currency") into another currency (the "Payment Currency") for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or
(b)	obtaining an order or judgment from any court or other tribunal; or
(c)	enforcing any such order or judgment,
the Borrower shall indemnify the Lender against the loss arising when the amount of the payment actually received by the Lender is converted at the available rate of exchange into the Contractual Currency.

In this Clause 20.5, the "available rate of exchange" means the rate at which the Lender concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 20.5 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

20.6	Application of Master Agreement
For the avoidance of doubt, Clause 20.5 does not apply in respect of sums due from the Borrower to the Lender under or in connection with the Master Agreement as to which sums the provisions of Section 8 (Contractual Currency) of the Master Agreement shall apply.

20.7	Certification of amounts
A notice which is signed by 2 officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21	NO SET-OFF OR TAX DEDUCTION
21.1	No deductions
All amounts due from the Borrower under a Finance Document shall be paid:

(a)	without any form of set‑off, counter-claim or condition; and
(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.
21.2	Grossing-up for taxes
If the Borrower is required by law to make a tax deduction from any payment:

(a)	the Borrower shall notify the Lender as soon as it becomes aware of the requirement;
(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and
(c)
the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Lender receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

21.3	Evidence of payment of taxes
Within 1 month after making any tax deduction, the Borrower shall deliver to the Lender documentary evidence satisfactory to the Lender that the tax had been paid to the appropriate taxation authority.

21.4	Exclusion of tax on overall net income
In this Clause 21 "tax deduction" means any deduction or withholding for or on account of any present or future tax except (i) tax on the Lender's overall net income and (ii) a FATCA Deduction.

21.5	Application of Master Agreement
For the avoidance of doubt, Clause 21 does not apply in respect of sums due from the Borrower under or in connection with the Master Agreement as to which sums the provisions of Section 2(d) (Deduction or Withholding for Tax) of the Master Agreement shall apply.

21.6	FATCA Information
(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party;
(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige the Lender to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality.
(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

21.7	FATCA Deduction and gross-up by Obligor
(a)
If an Obligor is required to make a FATCA Deduction, that Obligor shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA.

(b)
If a FATCA Deduction is required to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

(c)
The Borrower shall promptly upon becoming aware that an Obligor must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower and that Obligor.

(d)
Within thirty days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Obligor making that FATCA Deduction or payment shall deliver to the Lender evidence reasonably satisfactory to the Lender that the FATCA Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant governmental or taxation authority.

21.8	FATCA Deduction by the Lender
The Lender may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and the Lender shall not be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. When the Lender becomes aware that it must make a FATCA Deduction in respect of a payment to another Party (or that there is any change in the rate or the basis of such FATCA Deduction) shall notify that Party.

22	ILLEGALITY ETC.
22.1	Illegality
This Clause 22 applies if the Lender notifies the Borrower that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or
(b)	contrary to, or inconsistent with, any regulation,
for the Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

22.2	Notification and effect of illegality
On the Lender notifying the Borrower under Clause 22.1, the Commitment shall terminate; and thereupon or, if later, on the date specified in the Lender's notice under Clause 22.1 as the date on which the notified event would become effective, the Borrower shall prepay the Loan in full in accordance with Clause 7.

22.3	Mitigation
If circumstances arise which would result in a notification under Clause 22.1 then, without in any way limiting the rights of the Lender under Clause 22.3, the Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or
(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or
(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.
23	INCREASED COSTS
23.1	Increased costs
This Clause 23 applies if the Lender notifies the Borrower that it considers that as a result of:

(a)
the introduction or alteration after the date of this Agreement of a law, or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender's overall net income); or

(b)
the effect of complying with any law or regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement; or

(c)
the implementation or application of or compliance with Basel III or any law or regulation which implements or applies Basel III (regardless of the date on which it is enacted, adopted or issued and regardless of whether any such implementation, application or compliance is by a government, regulator, the Lender or any of its affiliates) is the Lender (or any affiliate of it), the Lender (or a parent company of it) has incurred or will incur an "increased cost".

23.2	Meaning of "increased costs"
In this Clause 23, "increased costs" means:

(a)
an additional or increased cost incurred as a result of, or in connection with, the Lender having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining the Loan or performing its obligations under this Agreement, or of having outstanding all or any part of the Loan or other unpaid sums; or

(b)	a reduction in the amount of any payment to the Lender under this Agreement or in the effective return which such a payment represents to the Lender or on its capital;
(c)
an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Loan or (as the case may require) the proportion of that cost attributable to the Loan; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Lender under this Agreement, but not (aa) an item attributable to a change in the rate of tax on the overall net income of the Lender (or a parent company of it) or (bb) an item covered by the indemnity for tax in

Clause 19.1 or by Clause 20 or (cc) an item arising directly out of compliance with the "International Convergence of Capital Standards, a Revised Framework" published by the Basle Committee on Banking Supervision in June 2004 as implemented in the EU by the Capital Requirements Directive (2006/48/EC and 2006/49/EC) (excluding any subsequent amendment or substitute  agreement) but only to the extent that the Lender determines it did or would have incurred the same level of increased cost as at the date of this Agreement and by reference to the facts and circumstances prevailing at that time.

For the purposes of this Clause 23.2 the Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.

23.3	Payment of increased costs
The Borrower shall pay to the Lender, on the Lender's demand, the amounts which the Lender from time to time notifies the Borrower that it has specified to be necessary to compensate it for the increased cost.

23.4	Notice of prepayment
If the Borrower is not willing to continue to compensate the Lender for the increased cost under Clause 23.3, the Borrower may give the Lender not less than 15 days' notice of its intention to prepay the Loan at the end of an Interest Period.

23.5	Prepayment; termination of Commitment
A notice under Clause 23.4 shall be irrevocable; and on the date specified in the Borrower's notice of intended prepayment, the Commitment shall be cancelled and the Borrower shall prepay (without premium or penalty but, in any event, including any increased costs) the Loan, together with accrued interest thereon at the applicable rate plus the Margin.

23.6	Application of prepayment
Clause 7 shall apply in relation to the prepayment.

24	SET‑OFF
24.1	Application of credit balances
The Lender may, following the occurrence of an Event of Default, and without prior notice:

(a)
apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of the Lender in or towards satisfaction of any sum then due from the Borrower to the Lender under any of the Finance Documents; and

(b)	for that purpose:
(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;
(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and
(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Lender considers appropriate.

24.2	Existing rights unaffected
The Lender shall not be obliged to exercise any of its rights under Clause 24.1; and those rights shall be without prejudice and in addition to any right of set‑off, combination of accounts, charge, lien or other right or remedy to which the Lender is entitled (whether under the general law or any document).

24.3	No Security Interest
This Clause 24 gives the Lender a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

25	TRANSFERS AND CHANGES IN LENDING OFFICE
25.1	Transfer by Borrower
The Borrower may not, without the prior written consent of the Lender:

(a)	transfer any of its rights or obligations under any Finance Document and the Master Agreement; or
(b)	enter into any merger, de-merger or other reorganisation, or carry out any other act, as a result of which any of its rights or liabilities would vest in, or pass to, another person.
25.2	Assignment by Lender
The Lender may assign all or any of the rights and interests which it has under or by virtue of the Finance Documents and the Master Agreement without the consent of the Borrower.

25.3	Rights of assignee
In respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document, or any misrepresentation made in or in connection with a Finance Document, a direct or indirect assignee of any of the Lender's rights or interests under or by virtue of the Finance Documents shall be entitled to recover damages by reference to the loss incurred by that assignee as a result of the breach or misrepresentation irrespective of whether the Lender would have incurred a loss of that kind or amount.

25.4	Sub-participation; subrogation assignment
The Lender may sub‑participate all or any part of its rights and/or obligations under or in connection with the Finance Documents and the Master Agreement without the consent of, or any notice to, the Borrower or any Security Party and the Lender may assign, all or any part of those rights to an insurer or surety who has become subrogated to them.

25.5	Disclosure of information
The Lender may disclose to a potential transferee, assignee or sub‑participant any information which the Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance Document and the Master Agreement Provided that if the information is clearly of a confidential nature, the relevant transferee, assignee or sub-participant executing a confidentiality agreement in relation to such information.

25.6	Change of lending office
The Lender may change its lending office by giving notice to the Borrower and the change shall become effective on the later of:

(a)	the date on which the Borrower receives the notice; and
(b)	the date, if any, specified in the notice as the date on which the change will come into effect, provided that such change shall not prejudice or adversely affect the rights and obligations of the Borrower and the other Security Parties arising in connection with this Agreement and the other Finance Documents.

25.7	Security over Lender's rights
In addition to the other rights provided to the Lender under this Clause 25, the Lender may without consulting with or obtaining consent from the Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and
(b)
if the Lender is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:

(i)
release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by the Borrower or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the Lender under the Finance Documents.

26	VARIATIONS AND WAIVERS
26.1	Variations, waivers etc. by Lender
Subject to Clause 26.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or the Lender's rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower and by the Lender and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

26.2	Exclusion of other or implied variations
Except for a document which satisfies the requirements of Clauses 26.1 no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Lender (or any person acting on its behalf) shall result in the Lender (or any person acting on its behalf) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or
(b)	an Event of Default; or
(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law, and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

27	NOTICES
27.1	General
Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

27.2	Addresses for communications
A notice shall be sent:

(a)	to the Borrower:	Box Ships Inc. 15 Karamanli Street 166 73 Voula Greece Fax No: +(30) 210 899 5085 Attn: the Chief Financial Officer

(b)	to the Lender:	Credit Suisse AG St. Alban-Graben 1-3 Basel CH-4002 Switzerland Fax No: +41 61266 7939 Attn: Anastasia Moscholea

or to such other address as the relevant party may notify the other.

27.3	Effective date of notices
Subject to Clauses 27.4 and 27.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and
(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.
27.4	Service outside business hours
However, if under Clause 27.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or
(b)	on such a business day, but after 5 p.m. local time,
the notice shall (subject to Clause 27.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

27.5	Illegible notices
Clauses 27.3 and 27.4 do not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

27.6	Valid notices
A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or
(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.
27.7	Electronic communication
(a)
The Lender and the Borrower agree that all information, orders and instructions related or connected to the offering or making of this facility by the Lender can be sent via e-mail. The Borrower herewith expressly authorizes the Lender to send information by e-mail. This includes communication via e-mail with third parties (including but not limited to lawyers and/or any other consultant) who are in any way affected or involved in the facility or by the services provided by the Lender. The Lender is entitled to assume that all the orders and instructions e-mailed by the Borrower or a third party are from an authorized individual, irrespective of any existing signatory rights in accordance with the commercial register or the specimen signature.

(b)	The Borrower is aware of the following risks of exchanging information electronically:
(i)
Unencrypted information is transported over an open, publicly accessible network and can, in principle, be viewed by others, thereby allowing conclusions to be drawn about an existing banking relationship.

(ii)	Information can be changed by a third party.
(iii)	The identity of the sender (e-mail address) can be assumed or otherwise manipulated.
(iv)
The exchange of information can be delayed or interrupted due to transmission errors, technical faults, interruptions, malfunctions, illegal interventions, network overload, the malicious blocking of electronic access by third parties, or other shortcomings on the part of the network provider. Time-critical orders and instructions might not be processed in due time. Therefore, the Borrower is advised to use another suitable means of communication for these types of orders and instructions.

27.8	English language
Any notice under or in connection with a Finance Document shall be in English.

27.9	Meaning of "notice"
In this Clause "notice" includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

28	SUPPLEMENTAL
28.1	Rights cumulative, non-exclusive
The rights and remedies which the Finance Documents give to the Lender are:

(a)	cumulative;
(b)	may be exercised as often as appears expedient; and
(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.
28.2	Severability of provisions
If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

28.3	Third party rights
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

28.4	Counterparts
A Finance Document may be executed in any number of counterparts.

29	LAW AND JURISDICTION
29.1	English law
This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

29.2	Exclusive English jurisdiction
Subject to Clause 29.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

29.3	Choice of forum for the exclusive benefit of the Lender
Clause 29.2 is for the exclusive benefit of the Lender, which reserves the right:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and
(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.
The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.

29.4	Process Agent
The Borrower irrevocably appoints Hill Dickinson Services (London) Ltd. at their office for the time being, presently at The Broadgate Tower 20, Primrose Street, London EC2A 2EW, England, to act as its process agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

29.5	Lender rights unaffected
Nothing in this Clause 29 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

29.6	Meaning of "proceedings" and "Dispute"
In this Clause 29, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure and "Dispute" means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

 DRAWDOWN NOTICE

To:	Credit Suisse AG St. Alban-Graben 1-3 Basel CH-4002 Switzerland Fax No: +41 61266 7939 Attention: Loans Administration

                                      [●] November 2014

DRAWDOWN NOTICE

1
We refer to the loan agreement (the "Loan Agreement") dated [●] |November 2014 and made between ourselves as Borrower and yourselves as Lender, in connection with a term loan facility of up to US$31,650,000.  Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow Tranche [A][B][C] as follows:
(a)	Amount: US$ [●];
(b)	Drawdown Date: [●];
(c)	Duration of the first Interest Period shall be [●] months;
(d)	Payment instructions: account of [●] and numbered [●] with [●] of [●].
3	We represent and warrant that:
(a)	the representations and warranties in Clause 9 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and
(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.
4	This notice cannot be revoked without your prior consent.

Attorney-in-Fact
for and on behalf of
BOX SHIPS INC.

SCHEDULE 2

 CONDITION PRECEDENT DOCUMENTS

PART A
The following are the documents referred to in Clause 8.1(a).

1
A duly executed original of this Agreement, each Guarantee, the Master Agreement, the Master Agreement Assignment, the Non-US Letter and the Accounts Pledges (and of each document require to be delivered pursuant thereto).

2	Certified copies of the certificate of incorporation and constitutional documents of the Borrower and each Owner.
3
Copies of resolutions of the shareholders and directors of the Borrower and each Owner authorising the execution of each of the Finance Documents and the Master Agreement to which the Borrower or that Owner is a party and, in the case of the Borrower, authorising named officers to give the Drawdown Notice and other notices under this Agreement.

4	The original of any power of attorney under which each of the Finance Documents and the Master Agreement is executed on behalf of the Borrower or each Owner.
5	Copies of all consents which the Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document.
6	The originals of any mandates or other documents required in connection with the opening or operation of the Earnings Accounts and the Retention Account.
7	Documentary evidence that the agent for service of process named in Clause 29 has accepted its appointment.
8	Any documents required by the Lender in respect of the Borrower, the Owners and any other Security Party to satisfy the Lender's "know your customer" requirements.
9	Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of the Marshall Islands and Liberia and such other relevant jurisdictions as the Lender may require.
If the Lender so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Lender.

PART B

In this Part B of this Schedule 2, "Relevant Ship" means the Ship which is to be part-financed by the Tranche being drawn on the relevant Drawdown Date and "Relevant Owner" means the Owner of the Relevant Ship other than in the case of paragraph 5 below in which case Relevant Ship means Ship C.

The following are the documents referred to in Clause 8.1(b).

1
A duly executed original of the Mortgage, the Deed of Covenant (if applicable), the General Assignment and the Charterparty Assignment (and of each document to be delivered under each of them) in respect of the Relevant Ship.

2	Documentary evidence that:

(a)	the Relevant Ship is definitively and permanently registered in the name of the relevant Owner under an Approved Flag;
(b)	the Relevant Ship is in the absolute and unencumbered ownership of the relevant Owner save as contemplated by the Finance Documents;
(c)
the Relevant Ship maintains the highest available class with a first-class classification society which is a member of the International Association of Classification Societies and acceptable to the Lender,) free of all overdue recommendations and conditions of such classification society;

(d)
the Mortgage relating to the Relevant Ship has been duly registered or recorded (as the case may be) against the Relevant Ship as a valid first preferred or priority ship mortgage and (if applicable) collateral deed of covenant in accordance with the laws of the Approved Flag State; and

(e)	the Relevant Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.
3
Documents establishing that the Relevant Ship will, as from the Drawdown Date of the relevant Tranche, be managed by the Approved Manager on terms acceptable to the Lender together with the Approved Manager's Undertaking in respect of the Relevant Ship, copies of the Approved Manager's Document of Compliance and of the Relevant Ship's Safety Management Certificate (together with any other details of the applicable safety management system which the Lender requires), and ISSC.

4
Ten days prior to the Drawdown Date of each Tranche two valuations of the Relevant Ship financed by that Tranche to be determined by an Approved Broker prepared in accordance with Clause 14.4 and addressed to the Lender dated no earlier than 30 days prior to the Drawdown Date of the relevant Tranche.

5
A favourable opinion (at the cost of the Borrower) from an independent insurance consultant acceptable to and appointed by the Lender on such matters relating to the insurances for the Relevant Ship as the Lender may require.

6	Evidence satisfactory to the Lender that the Minimum Liquidity is standing to the credit of the Earnings Accounts pursuant to Clause 11.9.
7	Documentary evidence that the agent for service of process named in Clause 29 has accepted its appointment.
8	If the Lender so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Lender.
9	Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of the applicable Approved Flag State and such other relevant jurisdictions as the Lender may require
Every copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) the Borrower, or as the case may be, Relevant Owner.

SCHEDULE 3

 FORM OF COMPLIANCE CERTIFICATE

To:	Credit Suisse AG St. Alban-Graben 1-3 Basel CH-4002 Switzerland

Date: [●] November 2014
Dear Sirs,

We refer to a loan agreement dated [●] November 2014 (the "Loan Agreement") made between (1) Box Ships Inc. as borrower and (2) yourselves as lender.

Words and expressions defined in the Loan Agreement shall have the same meaning when used in this compliance certificate.

We enclose with this certificate a copy of the [unaudited consolidated accounts for the Group for the 6-month period ended [●]]/[the audited consolidated annual accounts of the Group for the year ended [●]].  The accounts (i) have been prepared in accordance with all applicable laws and GAAP consistently applied, (ii) give a true and fair view of the state of affairs of the Group at the date of the accounts and of its profit for the period to which the accounts relate and (iii) fully disclose or provide for all significant liabilities of the Group.

We also enclose copies of the valuations of all the Fleet Vessels which were used in calculating the Market Adjusted Total Assets of the Group as at [●].

The Borrower represents that no Event of Default has occurred as at the date of this certificate [except for the following matter or event [set out all material details of matter or event]].  In addition as of [●], the Borrower confirms compliance with the financial covenants set out in Clause 11.5 of the Loan Agreement for the 6 months ending as at the date to which the enclosed accounts are prepared.

We now certify that, as at [●]:

(a)	Liquid Assets available to the Group are $[●] in aggregate; and
(b)	the Leverage Ratio is [●]:1.
This Certificate shall be governed by, and construed in accordance with, English law.

___________________________
[●]
Chief Financial Officer of
BOX SHIPS INC.

EXECUTION PAGE
BORROWER

SIGNED by	Maria Stefanou		/s/ Maria Stefanou
	Aikaterini Iliopoulou	)	/s/ Aikaterini Iliopoulou
for and on behalf of		)
BOX SHIPS INC.		)
in the presence of	Vassiliki Georgopoulos	)	/s/ Vassiliki Georgopoulos
Solicitor Watson, Farley & Williams 348 Syngrou Avenue 176 74 Kallithea Athens-Greece

LENDER

SIGNED by	James Quaile	)	/s/ James Quaile
for and on behalf of		)
CREDIT SUISSE AG		)
in the presence of	Vassiliki Georgopoulos	)	/s/ Vassiliki Georgopoulos
Solicitor Watson, Farley & Williams 348 Syngrou Avenue 176 74 Kallithea Athens-Greece